Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated May 23, 2014 on the financial statements and financial highlights of Touchstone Large Cap Growth Fund, one of the funds constituting the Touchstone Strategic Trust, included in the Annual Report to Shareholders for the fiscal year ended March 31, 2014, in Post-Effective Amendment Number 116 to the Registration Statement under the Securities Act of 1933 (Form N-1A, No. 002-80859), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

May 4, 2015